Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Universal Corporation Investor Relations	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports First Quarter Results
Richmond, VA August 7, 2024 / PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), stated, “Universal Corporation is off to a strong start for our fiscal year 2025. For the quarter ended June 30, 2024, revenue was $597.1 million, up by approximately 15% for both our Tobacco and Ingredients Operations segments, while operating income was $17.2 million, up $6.2 million, or 56%, compared to the same quarter last fiscal year.

“Our revenue increase in the Tobacco Operations segment was driven by higher sales volumes and prices. Coming out of an exceptional fiscal year 2024, we benefited from continued strong demand from our tobacco customers. We believe this demand will continue to support solid results for the segment for fiscal year 2025. Our strategic decisions to accelerate tobacco crop purchasing allowed us to secure our contracted tobacco in certain dynamic markets, which has positioned us well to meet customer demand. As in previous fiscal years, we expect that tobacco shipment timing and related revenue recognition will be more heavily weighted towards the second half of our fiscal year 2025.

“Our uncommitted tobacco inventory levels at June 30, 2024, remained low at about 13%, and we believe that global leaf tobacco remains in an undersupply position. Looking ahead, we expect that recent elevated green tobacco prices will incentivize farmers to increase planting for the next season, potentially leading to more balanced markets in the coming years. We work closely with our contract farmers to provide guidance and support to promote increased production.

“During the quarter ended June 30, 2024, our Ingredients Operations segment also delivered improved performance primarily based on increased sales volumes. New product sales have increased
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across our ingredients platform, contributing to positive results. These increased sales, combined with general improvement in certain markets and recovery of demand for our core products, drove the 15% increase in sales revenue for the segment as compared to the same quarter last fiscal year.

“Test runs and certifications of the processing lines for our Lancaster, Pennsylvania expansion project are progressing well, and the facility remains on track to become fully operational in the second half of this fiscal year. Along with the expansion project, we continue to focus on our commercial and research and development teams to enhance the capabilities and specialized products we are able to offer Universal Ingredients’ customers. We continue to expect the project to meaningfully contribute to our Ingredients Operations segment results in fiscal year 2026.

“As expected, our debt level remained elevated at June 30, 2024. As our committed tobacco inventories, which represented 87% of total tobacco inventories at June 30, 2024, are processed and delivered to customers, we anticipate working capital to unwind during fiscal year 2025.

“Reducing our environmental impacts remains a key business goal for Universal. Setting scope 1, 2 and 3 greenhouse gas emissions targets with the Science Based Target initiative (SBTi) in 2021 and committing to publicly disclosing our progress towards meeting those targets by 2030 are some of the ways we demonstrate our commitment to sustainability. The credibility of our disclosures is contingent on the accuracy of our emissions data and the methods we use to calculate them. We are pleased to announce that we received independent third-party verification of our scope 1 and 2 emissions data, as well as our scope 3 emissions data associated with tobacco purchased through our supply chain, and the methods we use to calculate our emissions. These important milestones reinforce our dedication to the public and transparent disclosure of our progress towards our goals, and the importance of sustainability to Universal.

“For over 100 years, Universal has successfully managed our business and generated strong cash flows over time under a wide range of market conditions. We continue to leverage our global footprint to alleviate the impact of localized disruptions, such as adverse weather. Our proactive approach to understanding and responding to the changing world in which we operate and our deep understanding of our customers’ needs will serve us well as we continue our endeavor to deliver consistent results year-over-year.”

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Universal Corporation

FINANCIAL HIGHLIGHTS
	Three Months Ended June 30,		Change
(in millions of dollars, except per share data)	2024	2023	$	%

Consolidated Results
Sales and other operating revenue	$597.1	$517.7	$79.3	15%
Cost of goods sold	$501.1	$431.2	$69.9	16%
Gross profit margin percentage	16.1%	16.7%		-60 bps
Selling, general and administrative expenses	$78.7	$75.5	$3.2	4%
Operating income	$17.2	$11.0	$6.2	56%
Diluted earnings (loss) per share	$0.01	$(0.08)	$0.09	113%
Segment Results
Tobacco operations sales and other operating revenues	$512.0	$443.9	$68.0	15%
Tobacco operations operating income	$14.5	$8.9	$5.6	63%
Ingredients operations sales and other operating revenues	$85.1	$73.8	$11.3	15%
Ingredients operations operating income (loss)	$2.9	$(2.0)	$4.9	245%

Net income for the quarter ended June 30, 2024, was $0.1 million, or $0.01 per diluted share, compared with a net loss of $(2.1) million, or $(0.08) per diluted share, for the quarter ended June 30, 2023. Net income and diluted earnings per share increased by $2.2 million and $0.09, respectively, for the quarter ended June 30, 2024, compared to the quarter ended June 30, 2023. Operating income for the quarter ended June 30, 2024, was $17.2 million, an increase of $6.2 million, compared to operating income of $11.0 million for the quarter ended June 30, 2023. Consolidated revenues increased by $79.3 million to $597.1 million for the first quarter of fiscal year 2025, compared to first quarter of fiscal year 2024. The increase was largely due to higher tobacco sales prices and volumes as well as increased sales of new ingredients products.

TOBACCO OPERATIONS

The first fiscal quarter is historically a slow quarter for our tobacco businesses. Revenues for the Tobacco Operations segment were $512.0 million for the first quarter of fiscal year 2025, up $68.0 million or 15%, compared to the first quarter of fiscal year 2024, on higher tobacco sales prices and volumes. Operating income for the Tobacco Operations segment increased by $5.6 million to $14.5 million for the quarter ended June 30, 2024, compared to the quarter ended June 30, 2023. Tobacco Operations segment operating income was up largely on higher carryover crop shipments as well as higher earnings from our oriental tobacco joint venture. Our operations in several origins saw increased shipments of carryover tobacco in the quarter ended June 30, 2024, compared to the quarter ended June 30, 2023. Results for our oriental joint venture were up in the quarter ended June 30, 2024, on a better product mix as well as favorable foreign currency comparisons, compared to the quarter ended June 30, 2023. Selling, general, and administrative expenses for the Tobacco Operations segment were modestly higher in the first quarter of fiscal year 2025, compared to first quarter of fiscal year 2024, primarily due to unfavorable foreign currency comparisons.

INGREDIENTS OPERATIONS

For the Ingredients Operations segment, revenues of $85.1 million and operating income of $2.9 million for the quarter ended June 30, 2024, were up $11.3 million and $4.9 million, respectively,
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compared to the quarter ended June 30, 2023. These increases were primarily due to increased sales volumes which included higher sales of new products as well as some increases in sales of core products, notably fruit juices. Accelerated purchasing by certain customers and lower inventory write-downs also increased results for the segment in the first quarter of fiscal year 2025, compared to the same period last fiscal year. Selling, general, and administrative expenses were flat in the quarter ended June 30, 2024, compared to the same period in fiscal year 2024.

OTHER ITEMS

Cost of goods sold in the quarter ended June 30, 2024, increased by 16% to $501.1 million, compared with the quarter ended June 30, 2023, largely due to higher green tobacco costs. Selling, general, and administrative costs for the quarter ended June 30, 2024, increased by $3.2 million to $78.7 million, compared to the quarter ended June 30, 2023, primarily due to unfavorable foreign currency comparisons. Interest expense for the quarter ended June 30, 2024, increased by $5.2 million, compared to the quarter ended June 30, 2023, largely on higher interest rates and higher debt balances resulting from higher green tobacco prices and accelerated tobacco purchases.

For the three months ended June 30, 2024, our consolidated effective income tax rate was 34.7%. For the three months ended June 30, 2023, our consolidated effective income tax rate was 21.6%.

As part of our ongoing efforts to promote efficiency in our operations, we initiated a plan in the second quarter of fiscal year 2025 to consolidate our European sheet tobacco operations into our facility in the Netherlands. As part of this plan, we will wind down our sheet operations in Germany in fiscal year 2025. We believe that this consolidation, which will bring together two operations that are in close proximity to one another, will optimize our sheet operations and generate efficiencies. We expect to recognize between a total of $10 million to $15 million of restructuring and impairment costs during fiscal years 2025 and 2026 as a result of the consolidation of operations.

SUSTAINABILITY

In 2019, Universal committed to setting science-based goals for reducing our global greenhouse gas (GHG) emissions. Our target of reducing scope 1, 2, and 3 emissions by 30% by 2030 was approved by the Science Based Target initiative (SBTi) in 2021. GHG emissions are inherently difficult to calculate, particularly scope 3 emissions because they are indirect emissions by our supply chain partners that require collection and analysis of data from third parties. We previously received independent third-party verification of our scope 1 and 2 emissions data and how we calculate such data. We are proud to have recently received independent third-party verification related to our scope 3 emissions as well. These important milestones reinforce the credibility of our commitment to reducing our scope 1, 2 and 3 emissions, as well as ensuring the methods and data we use to calculate emissions are accurate and comply with established standards. The need for companies to accurately calculate and disclose their environmental impacts has never been greater, which is why we continue to publicly and transparently share our progress towards meeting our GHG emissions goals each year in our annual Sustainability Report, which is available on our website.

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Universal Corporation

Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Any references to adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) are references to non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above to the extent these non-GAAP financial measures are referenced. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3 "Segment Information" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, can provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, success in pursuing strategic investments or acquisitions and integration of new businesses and the impact of these new businesses on future results; product purchased not meeting quality and quantity requirements; our reliance on a few large customers; our ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of our products and services; costs incurred in providing these products and services including increased transportation costs and delays attributed to global supply chain challenges; timing of shipments to customers; higher inflation rates; changes in market structure; government regulation and other stakeholder expectations; economic and political conditions in the countries in which we and our customers operate, including the ongoing impacts from international conflicts; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its plant-based ingredient businesses; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying our critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2024, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2024. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on August 7, 2024, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through November 7, 2024. A taped replay of the call will be available through August 20, 2024, by dialing (800) 723-5759.
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Universal Corporation

Universal Corporation (NYSE: UVV) is a global agricultural company with over 100 years of experience supplying products and innovative solutions to meet our customers’ evolving needs and precise specifications. Through our diverse network of farmers and partners across more than 30 countries on five continents, we are a trusted provider of high-quality, traceable products. We leverage our extensive supply chain expertise, global reach, integrated processing capabilities, and commitment to sustainability to provide a range of products and services designed to drive efficiency and deliver value to our customers. For more information, visit www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended June 30,
	2024	2023
	(Unaudited)
Sales and other operating revenues	$597,050	$517,722
Costs and expenses
Cost of goods sold	501,129	431,210
Selling, general and administrative expenses	78,696	75,477
Operating income	17,225	11,035
Equity in pretax earnings (loss) of unconsolidated affiliates	140	(4,166)
Other non-operating income (expense)	464	725
Interest income	808	1,365
Interest expense	20,734	15,543
Income (loss) before income taxes and other items	(2,097)	(6,584)
Income taxes	727	(1,423)
Net income (loss)	(2,824)	(5,161)
Less: net loss (income) attributable to noncontrolling interests in subsidiaries	2,954	3,097
Net income (loss) attributable to Universal Corporation	$130	$(2,064)

Earnings per share:
Basic	$0.01	$(0.08)
Diluted	$0.01	$(0.08)

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2024	2023	2024
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$101,700	$80,518	$55,593
Accounts receivable, net	435,941	375,564	525,262
Advances to suppliers, net	100,451	111,176	139,064
Accounts receivable—unconsolidated affiliates	60,991	73,286	5,385
Inventories—at lower of cost or net realizable value:
Tobacco	1,202,341	1,100,722	1,070,580
Other	187,743	198,730	193,518
Prepaid income taxes	23,576	21,640	19,484
Other current assets	85,712	93,153	93,655
Total current assets	2,198,455	2,054,789	2,102,541

Property, plant and equipment
Land	25,926	24,930	26,244
Buildings	326,988	312,014	323,969
Machinery and equipment	702,153	705,045	693,868
	1,055,067	1,041,989	1,044,081
Less accumulated depreciation	(680,011)	(685,042)	(678,201)
	375,056	356,947	365,880
Other assets
Operating lease right-of-use assets	30,582	36,890	32,510
Goodwill, net	213,810	213,893	213,869
Other intangibles, net	66,074	77,290	68,883
Investments in unconsolidated affiliates	75,531	73,466	76,289
Deferred income taxes	18,287	15,187	15,181
Pension asset	12,075	10,516	11,857
Other noncurrent assets	43,098	48,681	50,229
	459,457	475,923	468,818

Total assets	$3,032,968	$2,887,659	$2,937,239

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2024	2023	2024
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$581,087	$359,832	$417,217
Accounts payable	79,747	88,362	108,727
Accounts payable—unconsolidated affiliates	—	1,495	1,621
Customer advances and deposits	15,660	103,436	17,179
Accrued compensation	20,903	20,890	39,766
Income taxes payable	10,766	5,620	7,477
Current portion of operating lease liabilities	9,588	10,673	10,356
Accrued expenses and other current liabilities	128,305	127,564	109,015
Current portion of long-term debt	—	—	—
Total current liabilities	846,056	717,872	711,358

Long-term debt	617,502	616,948	617,364
Pensions and other postretirement benefits	43,386	42,725	43,251
Long-term operating lease liabilities	17,457	23,343	19,302
Other long-term liabilities	27,167	29,160	27,902
Deferred income taxes	37,901	44,432	39,139
Total liabilities	1,589,469	1,474,480	1,458,316

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,675,988 shares issued and outstanding at June 30, 2024 (24,636,600 at June 30, 2023 and 24,573,408 at March 31, 2024)	347,152	338,445	345,596
Retained earnings	1,153,026	1,114,822	1,173,196
Accumulated other comprehensive loss	(86,721)	(72,547)	(81,585)
Total Universal Corporation shareholders' equity	1,413,457	1,380,720	1,437,207
Noncontrolling interests in subsidiaries	30,042	32,459	41,716
Total shareholders' equity	1,443,499	1,413,179	1,478,923

Total liabilities and shareholders' equity	$3,032,968	$2,887,659	$2,937,239

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Three Months Ended June 30,
	2024	2023
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,824)	$(5,161)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	14,564	14,754
Net provision for losses (recoveries) on advances to suppliers	(751)	1,382
Inventory writedowns	4,371	2,327
Stock-based compensation expense	4,641	3,859
Foreign currency remeasurement (gain) loss, net	7,171	1,530
Foreign currency exchange contracts	(1,340)	7,803
Deferred income taxes	(3,983)	(2,406)
Equity in net loss (income) of unconsolidated affiliates, net of dividends	(154)	2,630
Restructuring payments	(253)	—
Other, net	644	5
Changes in operating assets and liabilities, net:	(84,530)	(130,614)
Net cash provided (used) by operating activities	(62,444)	(103,891)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(22,749)	(17,960)
Proceeds from sale of property, plant and equipment	867	326
Net cash used by investing activities	(21,882)	(17,634)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	162,140	163,804
Dividends paid to noncontrolling interests	(8,330)	(4,164)
Dividends paid on common stock	(19,659)	(19,398)
Other	(3,397)	(2,893)
Net cash provided (used) by financing activities	130,754	137,349

Effect of exchange rate changes on cash, restricted cash and cash equivalents	(321)	4
Net increase (decrease) in cash, restricted cash and cash equivalents	46,107	15,828
Cash, restricted cash and cash equivalents at beginning of year	55,593	64,690

Cash, restricted cash and cash equivalents at end of period	$101,700	$80,518
See accompanying notes.
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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is a global business-to-business agri-products supplier to consumer product manufacturers. The Company is the leading global leaf tobacco supplier and provides high-quality plant-based ingredients to food and beverage end markets. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024 (the “2024 Annual Report on Form 10-K”).

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended June 30,
(in thousands, except share and per share data)	2024	2023

Basic Earnings (Loss) Per Share
Numerator for basic earnings (loss) per share
Net income (loss) attributable to Universal Corporation	$130	$(2,064)

Denominator for basic earnings (loss) per share
Weighted average shares outstanding	24,876,220	24,842,171

Basic earnings (loss) per share	$0.01	$(0.08)

Diluted Earnings (Loss) Per Share
Numerator for diluted earnings (loss) per share
Net income (loss) attributable to Universal Corporation	$130	$(2,064)

Denominator for diluted earnings (loss) per share:
Weighted average shares outstanding	24,876,220	24,842,171
Effect of dilutive securities
Employee and outside director share-based awards	189,886	—
Denominator for diluted earnings (loss) per share	25,066,106	24,842,171

Diluted earnings (loss) per share	$0.01	$(0.08)

NOTE 3. SEGMENT INFORMATION

The Company conducts operations across two reportable operating segments, Tobacco Operations and Ingredients Operations.
The Tobacco Operations segment activities involve contracting, procuring, processing, packing, storing, and shipping leaf tobacco for sale to, or for the account of, manufacturers of consumer tobacco products throughout the world. Through various operating subsidiaries located in tobacco-growing countries around the world and significant ownership interests in unconsolidated affiliates, the Company processes and/or sells flue-cured and burley tobaccos, dark air-cured tobaccos, and oriental tobaccos. Flue-cured, burley, and oriental tobaccos are used principally in the manufacture of cigarettes, and dark air-cured tobaccos are used mainly in the manufacture of cigars, pipe tobacco, and smokeless tobacco products. Some of these tobacco types are also increasingly used in the manufacture of next generation tobacco products that are intended to provide consumers with an alternative to traditional combustible products. The Tobacco Operations segment also provides physical and
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chemical product testing for tobacco customers. A substantial portion of the Company’s Tobacco Operations' revenues are derived from sales to a limited number of large, multinational cigarette and cigar manufacturers.
The Ingredients Operations segment provides its customers with a broad variety of plant-based ingredients for both human and pet consumption. The Ingredients Operations segment utilizes a variety of value-added manufacturing processes converting raw materials into a wide spectrum of fruit and vegetable juices, concentrates, dehydrated products, botanical extracts, and flavorings. Customers for the Ingredients Operations segment include large multinational food and beverage companies, smaller independent manufacturers, and retail organizations. FruitSmart, Silva, and Shank's are the primary operations for the Ingredients Operations segment. FruitSmart supplies a broad set of juices, concentrates, pomaces, purees, fruit fibers, seeds, seed powders, and other value-added products to food, beverage, and flavor companies throughout the United States and internationally. Silva procures dehydrated vegetables, fruits, and herbs from around the world and specializes in processing natural materials into custom designed dehydrated vegetable and fruit-based ingredients for a variety of end products. Shank's offers a diversified portfolio of botanical extracts, distillates, natural flavors, and color for industrial and private label customers worldwide, and is known for their significant vanilla expertise. Shank's is also equipped to offer customers custom bottling and packaging for their products.
The Company currently evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings (loss) of unconsolidated affiliates. Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows.

	Three Months Ended June 30,
(in thousands of dollars)	2024	2023

SALES AND OTHER OPERATING REVENUES
Tobacco Operations	$511,955	$443,908
Ingredients Operations	85,095	73,814
Consolidated sales and other operating revenues	$597,050	$517,722

OPERATING INCOME (LOSS)
Tobacco Operations	$14,454	$8,883
Ingredients Operations	2,911	(2,014)
Segment operating income	17,365	6,869
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (1)	(140)	4,166
Consolidated operating income	$17,225	$11,035

(1)Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Tobacco Operations), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

NOTE 4. SUBSEQUENT EVENT

In July 2024, management initiated a restructuring plan to consolidate our European sheet tobacco operations into our facility in the Netherlands. The plan involves the closure of the tobacco sheet operations in Germany in fiscal year 2025. We expect to recognize between a total of $10 million to $15 million of restructuring and impairment costs during fiscal years 2025 and 2026 as a result of the consolidation of operations.
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